  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1999.

                                                 REGISTRATION NO. 333-
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            WASTE CONNECTIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                                                         94-3283464
    (STATE OR OTHER JURISDICTION OF                                                           (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                                                        IDENTIFICATION NUMBER)

                       2260 DOUGLAS BOULEVARD, SUITE 280
                          ROSEVILLE, CALIFORNIA 95661
                                 (916) 772-2221
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             RONALD J. MITTELSTAEDT
                PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN
                            WASTE CONNECTIONS, INC.
                       2260 DOUGLAS BOULEVARD, SUITE 280
                          ROSEVILLE, CALIFORNIA 95661
                                 (916) 772-2221
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                        COPIES OF ALL COMMUNICATIONS TO:
                            CAROLYN S. REISER, ESQ.
                        SHARTSIS, FRIESE & GINSBURG LLP
                         ONE MARITIME PLAZA, 18TH FLOOR
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 421-6500
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
   If the only Securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                                         PROPOSED MAXIMUM      PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                   AMOUNT TO BE         OFFERING PRICE      AGGREGATE OFFERING
         SECURITIES TO BE REGISTERED               REGISTERED(1)(2)       PER UNIT(1)(2)        PRICE(1)(2)(3)
------------------------------------------------------------------------------------------------------------------
Debt Securities...............................
------------------------------------------------------------------------------------------------------------------
Preferred Stock, $0.01 par value(5)...........
------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value(6)..............
------------------------------------------------------------------------------------------------------------------
         Total................................                                                   $200,000,000
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------
                                                    AMOUNT OF
            TITLE OF EACH CLASS OF                REGISTRATION
         SECURITIES TO BE REGISTERED                 FEE(4)
------------------------------------------------------------------
Debt Securities...............................
------------------------------------------------------------------
Preferred Stock, $0.01 par value(5)...........
------------------------------------------------------------------
Common Stock, $0.01 par value(6)..............
------------------------------------------------------------------
         Total................................       $55,600
------------------------------------------------------------------
------------------------------------------------------------------

(1) There are being registered under this Registration Statement such indeterminate number of shares of Common Stock and Preferred Stock of the Registrant, and such indeterminate principal amount of Debt Securities of the Registrant, as shall have an aggregate initial offering price not to exceed $200,000,000. If any Debt Securities are issued at an original issue discount, then the securities registered shall include such additional Debt Securities as may be necessary such that the aggregate initial public offering price of all securities issued pursuant to this Registration Statement will equal $200,000,000. Any securities registered under this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered under this Registration Statement.
(2) Not specified with respect to each class of securities to be registered pursuant to General Instruction II.D of Form S-3 under the Securities Act.
(3) Estimated solely for the purpose of calculating the registration fee. Any offering of Debt Securities denominated in any foreign currency or currency unit will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such Debt Securities from the Registrant. No separate consideration will be received for Common Stock, Preferred Stock or Debt Securities that are issued upon conversion or exchange of Debt Securities or Preferred Stock registered hereunder.
(4) Calculated pursuant to Rule 457.
(5) Including such indeterminate number of shares of Preferred Stock as may from time to time be issued (i) at indeterminate prices, or (ii) upon conversion or exchange of Debt Securities registered hereunder, to the extent any such Debt Securities are, by their terms, convertible into Preferred Stock.
(6) Including such indeterminate number of shares of Common Stock as may from time to time be issued (i) at indeterminate prices or (ii) upon conversion or exchange of Debt Securities or Preferred Stock registered hereunder, to the extent any of such Debt Securities or shares of Preferred Stock are, by their terms, convertible into Common Stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WASTE CONNECTIONS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED SEPTEMBER 24, 1999

[LOGO]

--------------------------------------------------------------------------------

$200,000,000
--------------------------------------------------------------------------------

Waste Connections, Inc. is a regional, integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in secondary markets of the Western U.S.

From time to time, we may issue any of the following securities:

     - debt securities

     - preferred stock

     - common stock

We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is traded on the Nasdaq National Market under the symbol "WCNX." The applicable prospectus supplement will contain information, where applicable, as to any other listing on the Nasdaq National Market or any securities exchange of the securities covered by the prospectus supplement.

We may sell the securities directly to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

INVESTING IN THE SECURITIES OFFERED UNDER THIS PROSPECTUS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated September   , 1999.

                               WASTE CONNECTIONS

     Waste Connections is a regional, integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in secondary markets of the Western U.S.

     Waste Connections' executive offices are located at 2260 Douglas Boulevard, Suite 280, Roseville, California 95661. Our telephone number is (916) 772-2221.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission (the "SEC"), which registers the distribution of the securities offered under this prospectus. The Registration Statement, including the attached exhibits and schedules, contains additional information about our company and the securities. The Registration Statement can be read at the SEC's web site or at the offices mentioned under the heading "Where You Can Find More Information."

     The Registration Statement uses a "shelf" registration process. Under the shelf process, we may, from time to time over approximately the next two years, sell debt securities, preferred stock and common stock, either separately or in units, in one or more offerings, up to a total dollar amount of $200,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

     You should rely only on the information in this prospectus and in any prospectus supplement, including any information incorporated by reference. We have not authorized anyone to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering the securities in states where offers are permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate at any date other than the date on the cover page of these documents.

This prospectus contains registered service marks, trademarks and trade names of Waste Connections, including the Waste Connections, Inc. name and logo.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

     Any or all of the following risks could materially and adversely affect our business, financial condition and results of operations. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of the risks described below and elsewhere in this prospectus and other factors that we cannot now foresee.

WE MAY HAVE DIFFICULTY EXECUTING OUR GROWTH STRATEGY

     Our growth strategy includes expanding through acquisitions, acquiring additional exclusive arrangements and generating internal growth. Whether we can execute our growth strategy depends on several factors, including the success of existing and emerging competition, the availability of acquisition candidates, our ability to maintain profit margins in the face of competitive pressures, our ability to continue to recruit, train and retain qualified employees, the strength of demand for our services and the availability of capital to support our growth.

RAPID GROWTH MAY STRAIN OUR MANAGEMENT, OPERATIONAL, FINANCIAL AND OTHER
RESOURCES

     From inception through September 22, 1999, we acquired 90 solid waste services related businesses. To maintain and manage our growth, we will need to expand our management information systems capabilities and our operational and financial systems and controls. We will also need to attract, train, motivate, retain and manage additional senior managers, technical professionals and other employees. Failure to do any of these things would materially and adversely affect our business and financial results.

OUR GROWTH AND FUTURE FINANCIAL PERFORMANCE DEPEND SIGNIFICANTLY ON OUR ABILITY TO INTEGRATE ACQUIRED BUSINESSES INTO OUR ORGANIZATION AND OPERATIONS

     Part of our strategy is to achieve economies of scale and operating efficiencies by growing through acquisitions. We may not achieve these goals unless we effectively combine the operations of acquired businesses with our existing operations. Our senior management team may not be able to integrate our completed and future acquisitions. Any difficulties we encounter in the integration process could materially and adversely affect our business and financial results.

OUR GROWTH MAY BE LIMITED BY THE INABILITY TO MAKE ACQUISITIONS ON ATTRACTIVE TERMS

     Although we have identified numerous acquisition candidates that we believe are suitable, we may not be able to acquire them at prices or on terms and conditions favorable to us. As a result, our growth would be limited.

WE COMPETE FOR ACQUISITION CANDIDATES WITH OTHER PURCHASERS, SOME OF WHICH HAVE GREATER FINANCIAL RESOURCES THAN WASTE CONNECTIONS

     Other companies have adopted or will probably adopt our strategy of acquiring and consolidating regional and local businesses. We expect that increased consolidation in the solid waste services industry will increase competitive pressures. Increased competition for acquisition candidates may make fewer acquisition opportunities available to us, and may cause us to make acquisitions on less attractive terms, such as higher purchase prices. Acquisition costs may increase to levels beyond our financial capability or to levels that would adversely affect our operating results and financial condition. Our ongoing ability to make acquisitions will depend in part on the relative attractiveness of our common stock as consideration for potential acquisition candidates. This attractiveness may depend largely on the relative market price and capital appreciation prospects of our common stock compared to the stock of our competitors. If the market price of our common stock were to decline materially over a prolonged period of time, we may find it difficult to make acquisitions on attractive terms.

TIMING AND STRUCTURE OF ACQUISITIONS MAY CAUSE FLUCTUATIONS IN OUR QUARTERLY RESULTS

     We are not always able to control the timing of our acquisitions. Obtaining third party consents and regulatory approvals, completing due diligence on the acquired businesses, and finalizing transaction terms and documents are not entirely within our control and may take longer than we anticipate, causing certain transactions to be delayed. Our inability to complete acquisitions in the time frames that we expect may adversely affect our business, financial condition and operating results. In addition, whether we account for an acquisition using the purchase or the pooling-of-interests method determines how the acquisition affects our financial results.

WE HAVE ONLY A LIMITED OPERATING HISTORY FROM WHICH YOU MAY EVALUATE OUR BUSINESS AND PROSPECTS

     Waste Connections was formed in September 1997 and commenced operations on October 1, 1997. Accordingly, you should consider the disclosures about Waste Connections in this prospectus in light of the risks, expenses and difficulties that companies frequently encounter in their early stages of development. Our senior management team may not be able to manage Waste Connections successfully or to implement our operating and growth strategies.

WE MAY BE UNABLE TO COMPETE EFFECTIVELY WITH GOVERNMENTAL SERVICE PROVIDERS AND LARGER AND BETTER CAPITALIZED COMPANIES

     Our industry is highly competitive and fragmented and requires substantial labor and capital resources. Some of the markets in which we compete or will likely compete are served by one or more large, national solid waste companies, as well as by numerous regional and local solid waste companies of varying sizes and resources, some of which have accumulated substantial goodwill in their markets. We also compete with counties, municipalities and solid waste districts that maintain their own waste collection and disposal operations. These operators may have financial advantages over Waste Connections because of their access to user fees and similar charges, tax revenues and tax-exempt financing. Some of our competitors may also be better capitalized, have greater name recognition or be able to provide services at a lower cost than Waste Connections.

WE MAY LOSE CONTRACTS THROUGH COMPETITIVE BIDDING, EARLY TERMINATION OR GOVERNMENTAL ACTION

     We derive a substantial portion of our revenue from services provided under exclusive municipal contracts, franchise agreements and governmental certificates. Many of these will be subject to competitive bidding at some time in the future. We also intend to bid on additional municipal contracts and franchise agreements. However, we may not be the successful bidder. In addition, some of our customers may terminate their contracts with us before the end of the contract term. Municipalities in Washington may by law annex unincorporated territory, which would remove such territory from the area covered by governmental certificates issued to us by the Washington Utilities and Transportation Commission (the "WUTC"). Annexation would reduce the areas covered by our governmental certificates and subject more of our Washington operations to competitive bidding in the future. Moreover, legislative action could amend or repeal the laws governing governmental certificates, which could materially and adversely affect Waste Connections. If we were not able to replace revenues from contracts lost through competitive bidding or early termination or from the renegotiation of existing contracts with other revenues within a reasonable time period, the lost revenues could materially and adversely affect our business and financial results.

WE MAY NOT HAVE ENOUGH CAPITAL OR BE ABLE TO RAISE ENOUGH ADDITIONAL CAPITAL ON SATISFACTORY TERMS TO MEET OUR CAPITAL REQUIREMENTS

     Continued growth will require additional capital. We expect to finance future acquisitions through cash from operations, borrowings under our credit facility, issuing additional equity or debt securities and/or seller financing. If acquisition candidates are unwilling to accept, or we are unwilling to issue, shares of our common stock as part of the consideration for acquisitions or if our common stock does not maintain a sufficient market value, we may have to use more of our cash or borrowings under our credit facility to fund acquisitions. Using cash for acquisitions limits our financial flexibility and makes us more likely to seek additional capital through future debt or equity financings. If available cash from operations and borrowings under the credit facility are not sufficient to fund acquisitions, we will need additional equity and/or debt financing. If we seek more debt, we may have to agree to financial covenants that limit our operational and financial flexibility. If we seek more equity, we may dilute the ownership interests of our then-existing stockholders. We will also need to make substantial capital expenditures to develop or acquire new landfills, transfer stations and other facilities and to maintain such properties.

WE DEPEND SIGNIFICANTLY ON THE SERVICES OF THE MEMBERS OF OUR SENIOR MANAGEMENT TEAM, AND THE DEPARTURE OF ANY OF THOSE PERSONS MIGHT MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL RESULTS

     We currently maintain "key man" life insurance for Ronald J. Mittelstaedt, the President, Chief Executive Officer and Chairman, in the amount of $3 million. Key members of our management have entered into employment agreements with Waste Connections with terms ranging from three to five years. We may not be able to enforce these agreements.

THE GEOGRAPHIC CONCENTRATION OF OUR BUSINESS MAKES OUR OPERATING RESULTS VULNERABLE TO DOWNTURNS IN REGIONAL ECONOMIES

     We operate in 14 states: California, Idaho, Iowa, Kansas, Minnesota, Nebraska, New Mexico, Oklahoma, Oregon, South Dakota, Texas, Utah, Washington and Wyoming. We expect to focus our operations on the Western U.S. for at least the foreseeable future. A significant portion of our revenues are derived from services provided in Washington. Our business and financial results would be harmed by downturns in the general economy of the Western U.S., particularly in Washington, and other factors affecting the region, such as state regulations affecting the solid waste services industry and severe weather conditions. We may not complete enough acquisitions in other markets to lessen our geographic concentration.

SEASONAL FLUCTUATIONS MAY ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL RESULTS

     Based on historic trends experienced by the businesses we have acquired, we expect our operating results to vary seasonally, with revenues typically lowest in the first quarter, higher in the second and third quarters, and lower in the fourth quarter than in the second and third quarters. This seasonality reflects the lower volume of solid waste generated during the late fall, winter and early spring months because of decreased construction and demolition activities during the winter months in the Western U.S. In addition, some of our operating costs should be generally higher in the winter months. Adverse winter weather conditions slow waste collection activities, resulting in higher labor and operational costs. Greater precipitation in the winter increases the weight of collected waste, resulting in higher disposal costs, which are calculated on a per ton basis. Because of these factors, we expect operating income to be generally lower in the winter months.

EXTENSIVE AND EVOLVING ENVIRONMENTAL LAWS AND REGULATIONS MAY ADVERSELY AFFECT OUR BUSINESS

     Environmental laws and regulations have been enforced more and more stringently in recent years because of greater public interest in protecting the environment. These laws and regulations impose substantial costs on Waste Connections and affect our business in many ways, including as described below. In addition, federal, state and local governments may change the rights they grant to and the restrictions they impose on solid waste services companies, and such changes could have a material adverse effect on Waste Connections.

     - WE MAY BE UNABLE TO OBTAIN AND MAINTAIN LICENSES OR PERMITS AND ZONING, ENVIRONMENTAL AND/OR OTHER LAND USE APPROVALS THAT WE NEED TO OWN AND OPERATE OUR LANDFILLS

       These licenses or permits and approvals are difficult and time-consuming to obtain and renew, and elected officials and citizens' groups frequently oppose them. Failure to obtain and maintain the permits and approvals we need to own or operate landfills (including increasing their capacity) could materially and adversely affect our business and financial condition.

     - EXTENSIVE REGULATIONS THAT GOVERN THE DESIGN, OPERATION AND CLOSURE OF LANDFILLS MAY ADVERSELY AFFECT OUR BUSINESS

       These regulations include the regulations ("Subtitle D Regulations") that establish minimum federal requirements adopted by the U.S. Environmental Protection Agency in October 1991 under Subtitle D of the Resource Conservation and Recovery Act of 1976. If Waste Connections fails to comply with these regulations, we could be required to undertake investigatory or remedial activities, curtail operations or close a landfill temporarily or permanently. Future changes to these regulations may require us to modify, supplement or replace equipment or facilities at substantial costs. If regulatory agencies fail to enforce these regulations vigorously or consistently, our competitors whose facilities do not comply with the Subtitle D Regulations or their state counterparts may obtain an advantage over us. Our financial obligations arising from any failure to comply with these regulations could materially and adversely affect our business and financial results.

     - WE MAY BE SUBJECT IN THE NORMAL COURSE OF BUSINESS TO JUDICIAL AND ADMINISTRATIVE PROCEEDINGS INVOLVING FEDERAL, STATE OR LOCAL AGENCIES OR CITIZENS' GROUPS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS

       Governmental agencies may impose fines or penalties on us. They may also attempt to revoke or deny renewal of our operating permits, franchises or licenses for violations or alleged violations of environmental laws or regulations, or to require us to remediate potential environmental problems relating to waste that we or our predecessors collected, transported, disposed of or stored. Individuals or community groups might also bring actions against us in connection with our operations. Any adverse outcome in these proceedings could have a material adverse effect on our business and financial results and create adverse publicity about Waste Connections.

     - WE MAY INCUR LIABILITIES FOR ENVIRONMENTAL DAMAGE

       We are liable for any environmental damage that our solid waste facilities cause, including damage to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, and especially drinking water. We may be liable for damage resulting from conditions existing before we acquired these facilities. We may also be liable for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal that we or our predecessors arranged. Any substantial liability for environmental damage could materially and adversely affect our business and financial results.

EACH BUSINESS THAT WE ACQUIRE OR HAVE ACQUIRED MAY HAVE LIABILITIES THAT WE FAIL OR ARE UNABLE TO DISCOVER, INCLUDING LIABILITIES THAT ARISE FROM PRIOR OWNERS' FAILURE TO COMPLY WITH ENVIRONMENTAL LAWS

     As a successor owner, we may be legally responsible for these liabilities. Even if we obtain legally enforceable representations, warranties and indemnities from the sellers of such businesses, they may not cover the liabilities fully. Some environmental liabilities, even if we do not expressly assume them, may be imposed on Waste Connections under various legal theories. Our insurance program does not cover liabilities associated with any environmental cleanup or remediation of our own sites. A successful uninsured claim against Waste Connections could materially and adversely affect our business and financial results.

OUR GROWTH MAY BE LIMITED BY THE INABILITY TO OBTAIN NEW LANDFILLS AND EXPAND EXISTING ONES

     We currently own and operate a number of landfills. Our ability to meet our growth objectives may depend in part on our ability to acquire, lease and expand landfills and develop new landfill sites. We may not be able to obtain new landfill sites or expand the permitted capacity of our landfills when necessary.

IN SOME AREAS IN WHICH WE OPERATE, SUITABLE LAND FOR NEW SITES OR EXPANSION OF EXISTING LANDFILL SITES MAY BE UNAVAILABLE

     Operating permits for landfills in states where we operate must generally be renewed at least every five years. It has become increasingly difficult and expensive to obtain required permits and approvals to build, operate and expand solid waste management facilities, including landfills and transfer stations. The process often takes several years, requires numerous hearings and compliance with zoning, environmental and other requirements and is resisted by citizen, public interest or other groups. We may not be able to obtain or maintain the permits we require to expand, and such permits may contain burdensome terms and conditions. Even when granted, final permits to expand are often not approved until the remaining permitted disposal capacity of a landfill is very low. Local laws and ordinances also may affect our ability to obtain permits to expand landfills. If we were to exhaust our permitted capacity at a landfill, our ability to expand internally would be limited, and we could be required to cap and close that landfill and forced to dispose of collected waste at more distant landfills or at landfills operated by our competitors. The resulting increased costs would materially and adversely affect our business and financial results.

OUR ACCRUALS FOR OUR LANDFILL CLOSURE AND POST-CLOSURE COSTS MAY BE INADEQUATE

     We may be required to pay closure and post-closure costs of landfills and any disposal facilities that we own or operate. We accrue for future closure and post-closure costs of our owned landfills, generally for a term of 30 years after final closure of a landfill, based on engineering estimates of consumption of permitted landfill airspace over the useful life of the landfill. Our obligations to pay closure or post-closure costs may exceed the amount we accrued and reserved and other amounts available from funds or reserves established to pay such costs. This could materially and adversely affect our business and financial results.

WE MAY INCUR ADDITIONAL CHARGES RELATED TO CAPITALIZED EXPENDITURES

     In accordance with generally accepted accounting principles, we capitalize some expenditures and advances relating to acquisitions, pending acquisitions and landfill development projects. We expense indirect acquisition costs such as executive salaries, general corporate overhead, public affairs and other corporate services as we incur those costs. We charge against earnings any unamortized capitalized expenditures and advances (net of any amount that we estimate we will recover, through sale or otherwise) that relate to any operation that is permanently shut down, any pending acquisition that is not consummated and any landfill development project that we do not expect to complete. Therefore, Waste Connections may incur charges against earnings in future periods, which could materially and adversely affect our business and financial results.

FAILURE TO COMPLY WITH COVENANTS AND CONDITIONS OF OUR CREDIT FACILITY COULD ADVERSELY AFFECT OUR BUSINESS

     Our credit facility requires us to obtain the consent of the lending banks before acquiring any other business for more than $20 million in cash and assumed debt. If we are not able to obtain our banks' consent to acquisitions of this size, we may not be able to complete them, which could inhibit our growth. Our credit facility also contains financial covenants based on our current and projected financial condition after completing an acquisition. If we cannot satisfy these financial covenants on a pro forma basis after completing an acquisition, we would not be able to complete the acquisition without a waiver from our lending banks. Whether or not a waiver is needed, if the results of our future operations differ materially from what we expect, we may no longer be able to comply with the covenants in the credit facility. Our failure to comply with these covenants may result in a default under the credit facility, which would allow our lending banks to accelerate the date for repayment of debt incurred under the credit facility and materially and adversely affect our business and financial results.

FLUCTUATIONS IN PRICES FOR RECYCLED COMMODITIES MAY ADVERSELY AFFECT OUR OPERATING RESULTS

     We provide recycling services to some of our customers. The sale prices of and demand for recyclable waste products, particularly wastepaper, are frequently volatile and may adversely affect our operating results.

STOCKHOLDERS WILL EXPERIENCE DILUTION WHEN WE ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK

     Investors will experience dilution when we issue common stock on the exercise of outstanding stock options and warrants or as consideration for acquisitions. We have registered 12,644,165 additional shares of common stock since our May 1998 initial public offering to be issued from time to time in connection with acquisitions and have issued 6,444,570 of these shares as of the date of this prospectus. When all of these shares have been issued, we expect to register additional shares of common stock for acquisitions in the future. We also issued an additional 3,999,307 shares of common stock in a follow-on public offering in February 1999, and we may make additional primary public offerings of our common stock in the future. These future issuances may cause additional dilution.

PROVISIONS IN OUR CHARTER AND BYLAWS MAY DETER CHANGES IN CONTROL THAT COULD BENEFIT OUR STOCKHOLDERS

     Certain provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, and in the Delaware General Corporation Law, may deter tender offers and hostile takeovers and delay or prevent changes in control or management of Waste Connections, including transactions in which stockholders might be paid more than current market prices for their shares. These provisions may also limit our stockholders' ability to approve transactions that they believe are in their best interests.

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON THE COMMON STOCK

     We intend to retain all earnings to help fund the operation and expansion of our business. In addition, our credit facility prohibits us from paying cash dividends without the consent of our lenders.

FAILURE TO MAKE TIMELY YEAR 2000 MODIFICATIONS MAY AFFECT OUR OPERATIONS

     We will need to modify or replace portions of our software so that our computer systems will function properly with respect to dates in the year 2000 ("Year 2000") and afterwards. We have completed Year 2000 conversions at the following locations: Vancouver, Idaho Falls, Oregon Paper Fibers, Mountain Home, Layton, Orem, Price, Amador, Madera, Kingsburg, Riverdale, Mammoth, Brookings, Florence, Yakima and Heartland, at a total cost of approximately $125,000. Upcoming Year 2000 conversions relating to recent acquisitions include Denver and Las Cruces, at an estimated additional cost of approximately $25,000. These will be concluded before the end of 1999. Additional acquisitions in the future may require additional Year 2000 conversions, at additional cost. Because our operations rely primarily on mechanical systems such as trucks to collect solid waste, we do not expect our operations to be significantly affected by Year 2000 issues. Our customers may need to make Year 2000 modifications to software and hardware that they use to generate records, bills and payments relating to Waste Connections. We do not rely on vendors on a routine basis except for providers of disposal services. We take waste to a site and are normally billed based on tonnage disposed. We believe that if our disposal vendors encounter Year 2000 problems, they will convert to manual billing based on scale recordings until they resolve those issues.

     In assessing our exposure to Year 2000 issues, we believe our biggest challenges lie in the following areas: Year 2000 issues at our banks, large (typically municipal) customers and acquired businesses between the time we acquire them and the time we implement our own systems. We are obtaining Year 2000 compliance certifications from our vendors, banks and customers. If Waste Connections and our vendors, banks and customers do not complete required Year 2000 modifications on time, the Year 2000 issue could materially affect our operations. We believe, however, that in the most reasonably likely worst case, the effects of Year 2000 issues on our operations would be brief and small relative to our overall operations. We have not made a contingency plan to minimize operational problems if Waste Connections and our vendors, banks and customers do not timely complete all required Year 2000 modifications.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The ratio of earnings to combined fixed charges and preferred stock dividends for Waste Connections are set forth below for the periods indicated.

                                                                                SIX MONTHS
                                          YEAR ENDED DECEMBER 31,                 ENDED
                              -----------------------------------------------    JUNE 30,
                               1994      1995      1996      1997      1998        1999
                              -------   -------   -------   -------   -------   ----------
Ratio of earnings to
  combined fixed charges and
  preferred stock
  dividends.................      3.1       8.3       2.9       N/A(1)     2.2       1.9
Pro Forma ratio of earnings
  to combined fixed charges
  and preferred stock
  dividends(2)..............                                              1.9        1.6

----------------
(1) For the year ended December 31, 1997, the Company's earnings were inadequate to cover combined fixed charges and preferred stock dividends. The coverage deficiency was $3,433,000.

(2) Gives effect to our acquisitions of Columbia Resource Co., LP and Finley Buttes Limited Partnership and International Environmental Industries, Inc. as if such acquisitions occurred on January 1, 1998.

     For purposes of calculating the ratios, fixed charges consist of interest on debt, amortization of discount on debt, and the interest portion of rental expense on operating leases.

     The ratio of earnings to fixed charges is calculated as follows:

    (income before extraordinary charges and income taxes) + (fixed charges) -
                              (capitalized interest)
                                  (fixed charges)

                                USE OF PROCEEDS

     Unless the applicable prospectus supplement states otherwise, we intend to use the net proceeds from the sale of the offered securities to reduce our outstanding indebtedness under our credit facility, to finance acquisitions, for capital expenditures and for working capital. We intend to invest unused net proceeds in short-term interest-bearing securities until we apply them to these specific purposes. We continually evaluate potential acquisition candidates and intend to continue to pursue acquisition opportunities.

                         DESCRIPTION OF DEBT SECURITIES

     We may from time to time offer and sell debt securities (the "Debt Securities"), consisting of debentures, notes and/or other unsecured evidences of indebtedness. The Debt Securities will be either our unsecured senior debt securities (the "Senior Debt Securities"), or our unsecured subordinated debt securities (the "Subordinated Debt Securities"). The Senior Debt Securities will be issued under an Indenture (the "Senior Indenture") between us and a trustee (the "Senior Trustee"). The Senior Debt Securities will be our direct, unsecured obligations and will rank equally with all of our outstanding unsecured senior indebtedness. The Subordinated Debt Securities will be issued under a second indenture (the "Subordinated Indenture") between us and a trustee (the "Subordinated Trustee"), which may be the same as the Senior Trustee. The Subordinated Debt Securities will be our direct, unsecured obligations and, unless otherwise specified in the prospectus supplement relating to a particular series of Subordinated Securities offered by such prospectus supplement, will be subject to the subordination provisions. The Senior Indenture and the Subordinated Indenture are together called the "Indentures," and the Senior Trustee and the Subordinated Trustee are together called the "Trustee."

     The following summary of certain provisions of the Indentures is not complete. You should refer to the form of each Indenture, copies of which are exhibits to the Registration Statement. Section references below are to the section in the applicable Indenture. Capitalized terms have the meanings assigned to them in the applicable Indenture. The referenced sections of the Indentures and the definitions of capitalized terms are incorporated by reference.

     The following section describes certain general terms and provisions of the Debt Securities. The particular terms of the Debt Securities offered by any prospectus supplement will be described in the applicable prospectus supplement.

     Other than as may be indicated in the applicable prospectus supplement, no provisions of the Indentures afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving Waste Connections.

     General. The Indentures do not limit the aggregate principal amount of Debt Securities that we may issue. Each Indenture provides that Debt Securities of any series may be issued under it up to the aggregate principal amount authorized from time to time by us and may be denominated in any currency or currency unit that we designate. Neither the Indentures nor the Debt Securities will limit or otherwise restrict the amount of other indebtedness that we may incur or the other securities that we or any of our subsidiaries may issue (section 3.01).

     Debt Securities of a series may be issuable in registered form without coupons ("Registered Securities"), in bearer form with or without coupons attached ("Bearer Securities") or in the form or one or more global securities in registered or bearer form (each, a "Global Security"). Bearer Securities, if any, will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

     The prospectus supplement relating to each series of Debt Securities being offered will specify the particular terms of those Debt Securities. The terms may include:

     - the title and type of the Debt Securities;

     - any limit on the aggregate principal amount of the Debt Securities or aggregate initial public offering price;

     - the priority of payment of the Debt Securities;

     - the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued;

     - the date or dates on which the principal and premium, if any, of the Debt Securities are payable;

     - the interest rate or rates (which may be fixed or variable) of the Debt Securities, if any;

     - the Interest Payment Date or Dates, if any, or the method or methods by which such dates may be determined, if any, the date or dates on which payment of interest, if any, will commence, and the Regular Record Dates for such Interest Payment Dates;

     - the extent to which any of the Debt Securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent Global Debt Security will be paid;

     - each office or agency where, subject to the terms of the applicable Indenture, the Debt Securities may be presented for registration or transfer or exchange;

     - the place or places where, subject to the terms of the applicable Indenture, the principal (and premium, if any) and interest, if any, on the Debt Securities will be payable;

     - the date or dates, if any, after which the Debt Securities may be redeemed or purchased in whole or in part, at our option or mandatorily pursuant to any sinking, purchase or analogous fund or may be required to be purchased or redeemed at the option of the holder, and the redemption or repayment price or prices;

     - the denomination or denominations in which the Debt Securities will be issuable;

     - the currency, currencies or units based on or related to currencies for which the Debt Securities may be purchased and the currency, currencies or currency units in which the principal of, premium, if any, and any interest on such Debt Securities may be payable;

     - whether the Debt Securities will be convertible into shares of Common or Preferred Stock and if so, the terms of such conversion;

     - any index used to determine the amount of payments of principal of, premium, if any, and interest on the Debt Securities;

     - whether any of the Debt Securities are to be issuable as Bearer Securities and/or Registered Securities, and if issuable as Bearer Securities, any limitations on issuance of such Bearer Securities and any provisions regarding the transfer or exchange of such Bearer Securities (including exchange for registered Debt Securities of the same series);

     - the payment of any additional amounts with respect to the Debt
       Securities;

     - whether any of the Debt Securities will be issued as Original Issue Discount Securities (as defined below);

     - information with respect to book-entry procedures, if any;

     - any additional covenants or Events of Default not currently set forth in the applicable Indenture; and

     - any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture.

     If any of the Debt Securities are sold for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of Debt Securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the applicable prospectus supplement (section 3.01).

     Debt Securities may be issued as original issue discount Debt Securities (bearing no interest or interest at a rate that at the time of issuance is below market rates) ("Original Issue Discount Securities"), to be sold at a substantial discount below their stated principal amount. There may not be any periodic payments of interest on Original Issue Discount Securities. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the prospectus supplement, the terms of such security and the Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security (section 7.02). The federal income tax considerations with respect to Original Issue Discount Securities will be explained in the prospectus supplement we prepare for the Original Issue Discount Securities.

     Consolidation, Merger of Sale of Assets. Each Indenture provides that we may, without the consent of the holders of any of the Debt Securities outstanding under the applicable Indenture, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

     - any successor assumes our obligations on the applicable Debt Securities and under the applicable Indenture;

     - after giving effect to the transaction, there is no Default or Event of Default that is continuing; and

     - certain other conditions under the applicable Indenture are met (section 10.1).

     Accordingly, such consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create any Event of Default which would entitle holders of the Debt Securities, or the Trustee on their behalf, to take any of the actions described below under "-- Events of Default, Waivers, Etc."

     Leveraged and Other Transactions. The Indentures and the Debt Securities do not contain, among other things, provisions that would protect holders of the Debt Securities in the event of a highly leveraged or other transaction involving Waste Connections that could adversely affect the holders of Debt Securities.

     Modification of the Indenture; Waiver of Covenants. Each Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each affected series, modifications and alterations of such Indenture may be made that affect the rights of the holders of such Debt Securities. However, no such modification or alteration may be made without the consent of the holder of each Debt Security so affected which would, among other things:

     - Change the maturity of the principal of, or of any installment of interest (or premium, if any) on, any Debt Security issued pursuant to such Indenture;

     - Change the principal amount thereof, premium thereon, if any, or interest thereon;

     - Change the method of calculation of interest or the currency of payment of principal or interest (or premium, if any) thereon;

     - Reduce the minimum rate of interest thereon;

     - Impair the right to bring suit for the enforcement of any such payment on or with respect to any such Debt Security;

     - Reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof;

     - Reduce the above-stated percentage in principal amount of outstanding Debt Securities required to modify or alter such Indenture (section 9.02); or

     - Change our obligation to maintain an office or agency as required by the applicable Indenture.

     Global Securities. The Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Depositary or its nominee identified in the applicable prospectus supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by the Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for the Global Security to a nominee for the Depositary (section 3.05) and except in the circumstances described in the applicable prospectus supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities and certain limitations and restrictions relating to a series of Bearer Securities in the form of one or more Global Securities will be described in the applicable prospectus supplement.

     Event of Default, Waivers, Etc. An Event of Default with respect to the Senior Debt Securities of any series, and a Default with respect to the Subordinated Debt Securities of any series, is defined in the applicable Indentures as:

          (i) Default in the payment of principal of or premium, if any, on any Debt Security of that series when due;

          (ii) Default in the payment of interest on any Debt Security of that series when due, which continues for 30 days;

          (iii) Default in the performance by us of any of our other covenants in the applicable Indenture with respect to the Debt Securities of such series, which continues for 90 days after written notice;

          (iv) Certain events of bankruptcy, insolvency or reorganization of our company; and

          (v) Any other event that may be specified in a prospectus supplement with respect to any series of Debt Securities (section 7.01 of the Senior Indenture; section 7.07 of the Subordinated Indenture).

     If an Event of Default with respect to any series of Senior Debt Securities or a Default specified in clauses (iv) and (v) of this section with respect to the Subordinated Debt Securities occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series outstanding may declare the principal amount (or if such Debt Securities are Original Issue Discount Securities, such portion of the principal mount as may be specified in the terms of that series) of all Debt Securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the Debt Securities of any series may waive such Event of Default or Default, as applicable, resulting in acceleration of such Debt Securities, but only if all events of Default or Default, as applicable, with respect to the Debt Securities of such series have been remedied and all payments due (other than those due as a result of acceleration) have been made (sections 7.02 and 7.13).

     If an Event of Default with respect to the Senior Debt Securities or a Default with respect to the Subordinated Debt Securities occurs and is continuing, the Trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the Debt Securities of any series, and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the applicable Indenture will, proceed to protect the rights of the holders of all the Debt Securities of such series (sections 7.03 and 7.07). Prior to acceleration of maturity of the Debt Securities of any series outstanding under the applicable Indenture, the holders of a majority in aggregate principal amount of such Debt Securities may waive any past default under the applicable Indenture except a default in the payment of principal of, premium, if any, or interest on the Debt Securities of such series (section 7.02).

     The Indentures provide that upon the occurrence of an Event of Default with respect to the Senior Debt Securities specified in clauses (i) or (ii) of this section or a Default with respect to the Subordinated Debt Securities specified in clauses (i) or (ii) of this section, we will, upon demand of the Trustee, pay to it, for the benefit of the holder of any such Debt Security, the whole amount then due and payable on such Debt Securities for principal, premium, if any, and interest. The Indentures further provide that that if we fail to pay such amount upon such demand, the Trustee may, among other things, institute a judicial proceeding for the collection of the amount due (section 7.03).

     The Indentures also provide that notwithstanding any other provision of the applicable Indenture, the holder of any Debt Security of any series will have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such Debt Securities when due and that such right will not be impaired without the consent of such holder (section 7.08).

     We are required to file annually with the applicable Trustee a written statement as to the existence or non-existence of defaults under the Indentures or the Debt Securities (section 5.05).

     Subordination of the Subordinated Debt Securities. The Subordinated Debt Securities will be our direct, unsecured obligations and, unless otherwise specified in the prospectus supplement relating to a particular series of Subordinated Debt Securities offered by such prospectus supplement, will be subject to the subordination provisions described in this section. Upon any distribution of our assets due to any dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on the Subordinated Debt Securities is to be subordinated in right of payment to all Senior Indebtedness. In certain events of bankruptcy or insolvency, the payment of the principal of and interest on the Subordinated Debt Securities will, to the extent provided in the Subordinated Indenture, also be effectively subordinated in right of payment to all General Obligations (as defined below).

     Upon any distribution of our assets due to any dissolution, winding up, liquidation or reorganization, the holders of Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due before the holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the Subordinated Debt Securities. If upon any such payment or distribution of assets, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, (i) there remain any amounts of cash, property or securities available for payment or distribution in respect of the Subordinated Debt Securities ("Excess Proceeds") and (ii) if, at such time, any creditors in respect of General Obligations have not received payment in full of all amounts due or to become due on or in respect of such General Obligations, then such Excess Proceeds will first be applied to pay or provide for the payment in full of such General Obligations before any payment or distribution may be made in respect of the Subordinated Debt Securities (sections 14.02 and 14.09).

     In addition, no payment may be made on the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Debt Securities, at any time in the event:

     - there is a default in the payment of the principal of, premium, if any, interest on or otherwise in respect of any Senior Indebtedness; or

     - any event of default with respect to any Senior Indebtedness has occurred and is continuing or would occur as a result of such payment on the Subordinated Debt Securities or any redemption, retirement, purchase or other acquisition of any of the Subordinated Debt Securities, permitting the holders of such Senior Indebtedness to accelerate the maturity thereof (section 14.03).

     Except as described above, our obligation to make payments of the principal of, premium, if any, or interest on the Subordinated Debt Securities will not be affected (section 14.04).

     By reason of the subordination in favor of the holders of Senior Indebtedness, in the event of a distribution of assets upon any dissolution, winding up, liquidation or reorganization, our creditors who are not holders of Senior Indebtedness or the Subordinated Debt Securities may recover less, proportionately, than holders of Senior Indebtedness and may recover more, proportionately, than holders of the Subordinated Debt Securities.

     Subject to payment in full of all Senior Indebtedness, the holders of Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of our company applicable to Senior Indebtedness. Subject to payment in full of all General Obligations, the holders of the Subordinated Debt Securities will be subrogated to the rights of the creditors in respect of General Obligations to receive payments or distributions of cash, property or securities of our company applicable to such creditors in respect of General Obligations (sections 14.02 and 14.09).

     "Senior Indebtedness" for purposes of the Subordinated Indenture is the principal of, premium, if any, and interest on:

     - all of our indebtedness for money borrowed (other than (i) the Subordinated Debt Securities and (ii) the Junior Subordinated Indebtedness (as defined below)) whether outstanding on the date of execution of the Subordinated Indenture or created, assumed or incurred after that date, except such indebtedness as is by its terms expressly stated to be not superior in right of payment to the Subordinated Debt Securities or to rank equally with the Subordinated Debt Securities; and

     - any deferrals, renewals or extensions of any such Senior Indebtedness.

     The term "indebtedness for money borrowed" as used in this prospectus includes, without limitation, any obligation of, or any obligation guaranteed by us for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. The Subordinated Indenture does not limit our issuance of additional Senior Indebtedness.

     The Subordinated Debt Securities will rank senior in right of payment to our Junior Subordinated Indebtedness upon any distribution of our assets due to any dissolution, winding up, liquidation or reorganization, to the extent provided in the instruments creating our Junior Subordinated Indebtedness. "Junior Subordinated Indebtedness" is the principal of, premium, if any, and interest on:

     - all of our indebtedness for money borrowed whether outstanding on the date of the execution of the Subordinated Indenture or created, assumed or incurred after that date that is by its terms subordinated to the Subordinated Debt Securities; and

     - any deferrals, renewals or extensions of any of such Junior Subordinated Indebtedness.

     Unless otherwise specified in the prospectus supplement relating to a particular series of Subordinated Debt Securities offered thereby, the term "General Obligations" means all obligations to make payment on account of claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, other than:

           (i) obligations on account of Senior Indebtedness;

           (ii) obligations on account of indebtedness for money borrowed ranking equal with or subordinate to the Subordinated Debt Securities; and

          (iii) obligations which by their terms are expressly stated not to be senior in right of payment to the Subordinated Debt Securities or to rank equally with the Subordinated Debt Securities.

     Unless otherwise specified in the prospectus supplement relating to any series of Subordinated Debt Securities, payment of principal of the Subordinated Debt Securities may be accelerated only in case of the bankruptcy, insolvency or reorganization of our company.

     Concerning the Trustee, we and certain of our affiliates maintain a banking relationship with the Trustee and its affiliates. The Trustee also acts as the transfer agent, registrar and dividend disbursing agent for our common stock.

                         DESCRIPTION OF PREFERRED STOCK

     The following summary describes the general terms of the preferred stock, $0.01 par value (the "Preferred Stock"), to which any prospectus supplement may relate. Certain terms of any series of the Preferred Stock offered by any prospectus supplement will be described in such prospectus supplement. If so indicated in the prospectus supplement, the terms of that series may differ from the terms described below. The provisions of the Preferred Stock described below are not complete. You should refer to our Amended and Restated Certificate of Incorporation (the "Certificate") and any certificate of amendment to the Certificate or certificate of designations filed with the SEC in connection with the offering of Preferred Stock.

     General. Under our Certificate, our Board of Directors has the authority, without further stockholder action, to issue from time to time Preferred Stock in one or more series and for such consideration as may be fixed from time to time by our Board of Directors. Our Board also has the authority to fix and determine, in the manner provided by law, the relative rights and preferences of the shares of any series so established, such as dividend and voting rights. Our Certificate authorizes 7,500,000 shares of Preferred Stock. Prior to the issuance of each series of Preferred Stock, our Board will adopt resolutions creating and designating the series as a series of Preferred Stock.

     The Preferred Stock will have the dividend, liquidation, redemption, voting and conversion rights set forth below unless otherwise specified in the applicable prospectus supplement. You should read the prospectus supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including:

     - the designation, stated value and liquidation preference of such Preferred Stock and the number of shares offered;

     - the initial public offering price at which such shares will be issued;

     - the dividend rate or rates (or method of calculation), the dividend periods, the date on which dividends will be payable and whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to cumulate;

     - any redemption or sinking fund provisions;

     - any conversion provisions; and

     - any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions on such Preferred Stock.

     No shares of Preferred Stock are currently outstanding. The Preferred Stock will, when issued, be fully paid and nonassessable and have no preemptive rights. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of Preferred Stock will upon issuance rank equally in all respects with each other then outstanding series of Preferred Stock. Unless otherwise specified in the applicable prospectus supplement, Bank Boston N.A., c/o Boston EquiServe, L.P., will be the transfer agent and registrar for the Preferred Stock.

     Rank. Any series of the Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up or dissolution, rank:

     - senior to all classes of Common Stock and to all equity securities issued by us, the terms of which specifically provide that the equity securities will rank junior to the Preferred Stock;

     - equally with all equity securities issued by us, the terms of which specifically provide that the equity securities will rank equally with the Preferred Stock; and

     - junior to all equity securities issued by us, the terms of which specifically provide that the equity securities will rank senior to the Preferred Stock.

     Dividends. The holders of the Preferred Stock will be entitled to receive, when, as and if declared by our Board, dividends at such rates and on such dates as will be specified in the applicable prospectus supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable prospectus supplement. Dividends will be payable to the holders of record as they appear on our stock books on such record dates as will be fixed by our Board. Dividends may be paid in the form of cash, Preferred Stock (of the same or a different series) or Common Stock, in each case as specified in the applicable prospectus supplement.

     Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as specified in the applicable prospectus supplement. If the dividends on a series of the Preferred Stock are noncumulative ("Noncumulative Preferred Stock"), and our Board fails to declare a dividend payable on a dividend payment date, then the holders of such Preferred Stock will have no right to receive a dividend in respect to the dividend period relating to such dividend payment date, and we will not be obligated to pay the dividend accrued for such period, whether or not dividends on such Preferred Stock are declared or paid on any future dividend payment dates.

     We will not declare or pay or set apart for payment any dividends on any series of the Preferred Stock that rank, as to dividends, on a parity with or junior to the outstanding Preferred Stock of any series unless (i) if such outstanding Preferred Stock has a cumulative dividend ("Cumulative Preferred Stock"), full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on such Preferred Stock for all dividend periods terminating on or prior to the date of payment of any such dividends on such other series of the Preferred Stock or (ii) if such outstanding Preferred Stock is Noncumulative Preferred Stock, full dividends for the then-current dividend period on such Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment.

     Until full dividends are paid (or declared and payment is set aside) on the Preferred Stock ranking equal as to dividends, then:

     - we will declare any dividends pro rata among the Preferred Stock of each series and any Preferred Stock ranking equal to such Preferred Stock as to dividends (i.e., the dividends we declare per share on each series of such Preferred Stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the Preferred Stock (which will not, if such Preferred Stock is Noncumulative Preferred Stock, include any accumulation in respect to unpaid dividends for prior dividend periods) bear to each other);

     - other than such pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the Preferred Stock as to dividends or upon liquidation (except dividends on common stock payable in common stock, dividends or distributions paid for with securities ranking junior to the

       Preferred Stock as to dividends and upon liquidation and cash in lieu of fractional shares in connection with such dividends); and

     - we will not redeem, purchase or otherwise acquire (or set aside money for a sinking fund for) Common Stock or any other securities ranking junior to or equal with the Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for stock junior to the Preferred Stock as to dividends and upon liquidation).

     We will not owe any interest, or any money in lieu of interest, on any dividend payment on any series of the Preferred Stock that may be past due.

     Redemption. A series of the Preferred Stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices specified in the applicable prospectus supplement. Redeemed shares of the Preferred Stock will become authorized but unissued shares of Preferred Stock that we may issue in the future.

     The prospectus supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that we will redeem each year and the redemption price per share. If shares of Preferred Stock are redeemed, we will pay all accrued and unpaid dividends thereon (which will not, if such Preferred Stock is Noncumulative Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods) up to but excluding the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for the Preferred Stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of such Preferred Stock may provide that, if no such capital stock will have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock will automatically and mandatorily be converted into shares of our applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

     If fewer than all the outstanding shares of Preferred Stock of any series are to be redeemed, our Board will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot or by any other method as may be determined by our Board.

     Even though the terms of a series of the Cumulative Preferred Stock may permit redemption of such Cumulative Preferred Stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due:

     - we will not redeem any Preferred Stock of that series unless we simultaneously redeem all outstanding Preferred Stock of that series; and

     - we will not purchase or otherwise acquire any Preferred Stock of that series.

     The prohibition discussed in the preceding sentence will not prohibit us from purchasing or acquiring Preferred Stock of that series pursuant to a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

     Conversion Rights. The prospectus supplement relating to a series of convertible Preferred Stock will describe the terms on which shares of such series are convertible into our Common Stock, or another series of Preferred Stock.

     Rights Upon Liquidation. Unless the applicable prospectus supplement states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of the Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of our common stock or any other class or series of shares ranking junior to such Preferred Stock upon liquidation, liquidating distributions in the amount of the liquidation preference of such Preferred Stock plus accrued and unpaid dividends (which will not, if such Preferred Stock is Noncumulative Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods). If we voluntarily or involuntarily liquidate, dissolve or wind up our business, the amounts payable with respect to the Preferred Stock of any series and any of our other securities ranking equal as to any such distribution are not paid in full, the holders of such Preferred Stock and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Preferred Stock of any series will not be entitled to any further participation in any distribution of our assets.

     Voting Rights. Except as described in this section or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to vote. If the holders of a series of Preferred Stock are entitled to vote and the applicable prospectus supplement does not state otherwise, each such share will be entitled to one vote on matters on which holders of such series of the Preferred Stock are entitled to vote. For any series of Preferred Stock having one vote per share, the voting power of such series, on matters on which holders of such series and holders of other series of Preferred Stock are entitled to vote as a single class, will depend on the number of shares in such series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series of Preferred Stock.

     Unless we receive the consent of the holders of an outstanding series of Preferred Stock and the outstanding shares of all other series of Preferred Stock which (i) rank equal with such series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up of our business and (ii) have voting rights that are exercisable and that are similar to those of such series, we will not:

     - authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to such outstanding Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business; or

     - amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of our Certificate or of the resolutions contained in any certificate of designations creating such series of Preferred Stock so as to materially and adversely affect any right, preference privilege or voting power of such outstanding Preferred Stock.

     This consent must be given by the holders of a majority of all such outstanding Preferred Stock described in the preceding sentence, voting together as a single class. We will not be required to obtain this consent with respect to the actions listed in the second bullet point above, however, if we only (i) increase the amount of the authorized Preferred Stock, (ii) create and issue another series of Preferred Stock, or (iii) increase the amount of authorized shares of any series of Preferred Stock, if such Preferred Stock in each case ranks equal with or junior to the Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of our business.

                          DESCRIPTION OF COMMON STOCK

     This section describes the general terms and provisions of the shares of our common stock, par value $0.01 per share (the "Common Stock"). The summary is not complete and is qualified in its entirety by reference to the description of the Common Stock incorporated by reference in this prospectus. See "Incorporation by Reference." We have also filed our

Certificate and our bylaws as exhibits to the Registration Statement. You should read our Certificate and our bylaws for additional information before you buy any Common Stock. See "Where You Can Find More Information."

     General. As of September 15, 1999, our authorized Common Stock was 50,000,000 shares, of which 20,683,888 shares were issued and outstanding.

     Dividends. Holders of Common stock are entitled to receive pro rata dividends when, as and if declared by our Board of Directors out of any funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of Common Stock may not receive dividends until we have satisfied our obligations to any holders of outstanding Preferred Stock. If we liquidate, dissolve or wind up our business, the holders of Preferred Stock will receive an amount per share equal to the amount fixed and determined by our Board of Directors, plus any amount equal to all the dividends accrued on the Preferred Stock, before any distribution will be made on the Common Stock.

     Voting Rights. Each share of Common Stock is entitled to one vote on each matter submitted to a vote of stockholders. The holders of the Common Stock have noncumulative voting rights, which means that, subject to the rights of the holders of a series of Preferred Stock, if any, to elect one or more directors, as set forth in our Certificate or the certificate of designations creating such series, the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect 100% of the directors standing for election at any meeting if they choose to do so. In such event, the holders of the remaining shares of Common Stock voting for the election of directors will not be able to elect any person or persons to our Board of Directors.

     Other Rights. The Common Stock has no conversion rights and is not redeemable. The holders of the Common Stock do not have any preemptive rights to subscribe for additional shares of our stock or other securities of ours except as may be granted by our Board of Directors. There is no restriction on our purchase of shares of Common Stock except for certain regulatory limits.

     Fully Paid. The issued and outstanding shares of Common Stock are fully paid and nonassessable (i.e., the full purchase price for the outstanding shares of Common Stock has been paid and the holders of such shares will not be assessed any additional monies for such shares).

     Listing. The Common Stock is listed on the Nasdaq National Market under the symbol "WCNX." Bank Boston N.A., c/o Boston EquiServe, L.P. is the transfer agent, registrar and dividend reimbursing agent for the Common Stock.

     Certain Statutory, Charter and Bylaw Provisions. Our Certificate provides that the Board will be divided into three classes serving staggered terms, and that the number of directors in each class will be as nearly equal as is possible based on the number of directors constituting the entire Board. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms.

                              PLAN OF DISTRIBUTION

     The Securities may be distributed from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the Securities offered therein.

     We may sell Securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. Each prospectus supplement will describe the terms of the Securities to which that prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such Securities, the public offering or purchase price of such Securities and the net proceeds we will receive from such sale. In addition, each prospectus supplement will describe any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which such Securities will be listed. Dealer trading may take place in certain of the Securities, including Securities not listed on any securities exchange.

     If so indicated in the applicable prospectus supplement, we will authorize underwriters or agents to solicit offers by certain institutions to purchase Securities from us, pursuant to delayed delivery contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include, among others:

     - commercial and savings banks;

     - insurance companies;

     - pension funds;

     - investment companies; and

     - educational and charitable institutions.

     In all cases, such institutions must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Securities are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased such Securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

     Any underwriter or agent participating in the distribution of the Securities may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the Securities so offered and sold and any discounts or commissions received by them, and any profit realized by them on the sale or resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Except as indicated in the applicable prospectus supplement, the Securities are not expected to be listed on a securities exchange, except for the Common Stock, which is listed on the Nasdaq National Market, and any underwriters or dealers will not be obligated to make a market in Securities. We cannot predict the activity or liquidity of any trading in the Securities.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC at 1-800-732-0330 for more information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site that the SEC maintains at "http://www.sec.gov." Our common stock is listed on the Nasdaq National Market, and you may also inspect and copy our SEC filings at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20549.

     This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933. This prospectus omits part of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference rooms or from its web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copies of the documents filed as exhibits to the registration statement for complete information.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

           A.  Annual Report on Form 10-K for the year ended December 31, 1998.

           B. Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1998.

           C.  Quarterly Report on Form 10-Q for the quarter ended March 31,
               1999.

           D. Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1999.

           E.  Quarterly Report on Form 10-Q for the quarter ended June 30,
               1999.

           F.  Report on Form 8-K/A filed July 16, 1998.

           G.  Report on Form 8-K/A filed September 11, 1998.

           H.  Report on Form 8-K filed January 5, 1999.

           I.  Report on Form 8-K filed January 13, 1999.

           J.  Report on Form 8-K filed February 2, 1999.

           K.  Report on Form 8-K/A filed April 5, 1999.

           L.  Report on Form 8-K filed April 14, 1999.

          M.  Report on Form 8-K/A filed April 29, 1999.

           N.  Report on Form 8-K filed May 7, 1999.

           O.  Report on Form 8-K/A filed July 15, 1999.

           P.  Report on Form 8-K filed August 5, 1999.

           Q.  Report on Form 8-K filed August 25, 1999.

           R.  Report on Form 8-K filed August 31, 1999.

           S.  Report on Form 8-K/A filed September 2, 1999.

           T.  Report on Form 8-K filed September 15, 1999.

           U. The description of our common stock contained in our registration statement on Form 8-A, File No. 0-23981, filed under the Securities Exchange Act of 1934.

     You may request a copy of these filings at no cost, by writing or telephoning the office of Steven F. Bouck, Waste Connections, Inc., 2260 Douglas Boulevard, Suite 280, Roseville, California 95661, telephone (916) 772-2221.

     You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                 LEGAL MATTERS

     Shartsis, Friese & Ginsburg LLP, San Francisco, California, has issued an opinion on the validity of the Securities we are offering. Certain partners and associate attorneys of Shartsis, Friese & Ginsburg LLP own an aggregate of 3,400 shares of our common stock. Certain statements pertaining to our G certificates awarded by the WUTC that appear in this prospectus will be passed upon for us by Williams, Kastner & Gibbs PLLC, Seattle, Washington.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our historical and supplemental financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1998, our restated financial statements and schedules included in our Current Reports on Form 8-K filed August 5, 1999 and September 15, 1999 (which give retroactive effect to poolings-of-interests consummated through March 31, 1999 and June 30, 1999, respectively), the combined financial statements of the Murrey Companies included in our Current Reports on Form 8-K and Form 8-K/A filed February 2, 1999 and April 5, 1999, respectively, and the financial statements of Arrow Sanitary Service, Inc. included in our Current Report on Form 8-K/A filed July 16, 1998, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

     Perkins & Company, P.C., independent auditors, have audited the combined financial statements of Columbia Resource Co., L.P. and Finley-Buttes Limited Partnership included in our Current Report on Form 8-K/A filed April 29, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements are incorporated by reference in reliance on Perkins & Company, P.C.'s report, given on their authority as experts in accounting and auditing.

     Grant Thornton LLP, independent certified public accountants, have audited the financial statements of Shrader Refuse and Recycling Company included in our Current Report on Form 8-K/A filed September 11, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements are incorporated by reference in reliance on Grant Thornton LLP's report, given on their authority as experts in accounting and auditing.

     PricewaterhouseCoopers LLP, independent accountants, have audited the combined financial statements of International Environmental Industries, Inc. and subsidiary and JOS Enterprises Ltd. included in our Current Report on Form 8-K/A dated August 11, 1999 and filed September 2, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements are incorporated by reference in reliance on PricewaterhouseCoopers LLP's report, given on their authority as experts in accounting and auditing.

YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS. WASTE CONNECTIONS HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, AND IT DOES NOT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF WHEN THIS PROSPECTUS IS DELIVERED OR THESE SECURITIES ARE SOLD.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Waste Connections.....................    3
About this Prospectus.................    3
Risk Factors..........................    4
Ratio of Earnings to Fixed Charges....   11
Use of Proceeds.......................   11
Description of Debt Securities........   11
Description of Preferred Stock........   17
Description of Common Stock...........   21
Plan of Distribution..................   23
Where You Can Find More
  Information.........................   24
Incorporation by Reference............   24
Legal Matters.........................   25
Experts...............................   25

[LOGO]

$200,000,000
Prospectus

September   , 1999

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC Registration Fee........................................  $ 55,600
NASDAQ Listing Fee*.........................................  $ 17,500
Trustees' Fees and Expenses*................................  $ 15,000
Accounting Fees and Expenses*...............................  $ 20,000
Legal Fees and Expenses*....................................  $ 25,000
Miscellaneous Expenses*.....................................  $ 20,000
                                                              --------
Total*......................................................  $153,100
                                                              ========

---------------
* Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Amended and Restated Certificate of Incorporation (the "Restated Certificate") of Waste Connections provides that a director will not be personally liable to Waste Connections or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "Delaware Law"), which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of Waste Connections will be eliminated or limited to the fullest extent permitted by the Delaware Law as amended.

     Section 145(a) of the Delaware Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     Section 145(b) of the Delaware Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) of the Delaware Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 145(d) of the Delaware Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

     Section 145(e) of the Delaware Law provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in
Section 145. Such expenses (including attorneys' fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     Section 145(f) of the Delaware Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Section 145(g) of the Delaware Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

     Section 145(j) of the Delaware Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Pursuant to Section 145 of the Delaware Law, Waste Connections has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such. Waste Connections has entered into indemnification agreements with each of its directors and officers providing for mandatory indemnification and advancement of expenses to the maximum extent permitted by the Delaware Law.

ITEM 16. EXHIBITS

    EXHIBIT
    NUMBER                      DESCRIPTION OF EXHIBITS
    -------                     -----------------------
       4.1    Amended and Restated Certificate of Incorporation
              (incorporated by reference to Exhibit No. 3.1 to the
              Registration Statement on Form S-1 Commission file No.
              333-48029)
       4.2    Amended and Restated Bylaws, effective March 18, 1998
              (incorporated by reference to Exhibit No. 3.2 to the
              Registration Statement on Form S-1 Commission file No.
              333-48029)
       4.3    Form of Senior Indenture
       4.4    Form of Subordinated Indenture
       5.1    Opinion of Shartsis, Friese & Ginsburg LLP
      12.1    Statement regarding computation of ratio of earnings to
              fixed charges
      12.2    Statement of computation of pro forma ratio of earnings to combined fixed charges and preferred stock dividends
      23.1    Consent of Shartsis, Friese & Ginsburg LLP (included in
              Exhibit 5.1)
      23.2    Consent of Ernst & Young LLP, Independent Auditors
      23.3    Consent of Perkins & Company, P.C., Independent Auditors
      23.4    Consent of Grant Thornton LLP, Independent Certified Public
              Accountants
      23.5    Consent of Williams, Kastner & Gibbs PLLC
      23.6    Consent of PricewaterhouseCoopers, LLP, Independent Auditors
      24.1    Power of Attorney (included in Part II of the Registration
              Statement under the caption "Signatures")

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that provisions (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those provisions is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (4) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

     (7) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseville, State of California, on September 24, 1999.

                                          WASTE CONNECTIONS, INC.

                                          By:  /s/ RONALD J. MITTELSTAEDT
                                            ------------------------------------
                                                   Ronald J. Mittelstaedt
                                             President, Chief Executive Officer
                                                        and Chairman

     Such person whose signature appears below hereby appoints Ronald J. Mittelstaedt and Steven F. Bouck, and each of them, each of whom may act without joinder of the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement, and any registration statement relating to any offering made in connection with the offering covered by this Registration Statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could to in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 24, 1999.

                      SIGNATURE                                   TITLE                  DATE
                      ---------                                   -----                  ----
             /s/ RONALD J. MITTELSTAEDT                  President, Chief         September 24, 1999
-----------------------------------------------------    Executive Officer and
               Ronald J. Mittelstaedt                    Chairman

                /s/ EUGENE V. DUPREAU                    Director and Vice        September 24, 1999
-----------------------------------------------------    President -- Western
                  Eugene V. Dupreau                      Division

                /s/ MICHAEL W. HARLAN                    Director                 September 24, 1999
-----------------------------------------------------
                  Michael W. Harlan

               /s/ WILLIAM J. RAZZOUK                    Director                 September 24, 1999
-----------------------------------------------------
                 William J. Razzouk

                      SIGNATURE                                   TITLE                  DATE
                      ---------                                   -----                  ----
                 /s/ STEVEN F. BOUCK                     Executive Vice           September 24, 1999
-----------------------------------------------------    President and Chief
                   Steven F. Bouck                       Financial Officer

                 /s/ MICHAEL R. FOOS                     Chief Accounting         September 24, 1999
-----------------------------------------------------    Officer and Vice
                   Michael R. Foos                       President -- Finance

                /s/ IRMGARD R. WILCOX                    Director                 September 24, 1999
-----------------------------------------------------
                  Irmgard R. Wilcox

                                 EXHIBIT INDEX

EXHIBIT                                                                   PAGE
NUMBER                       DESCRIPTION OF EXHIBITS                     NUMBER
-------                      -----------------------                     ------
  4.1      Amended and Restated Certificate of Incorporation
           (incorporated by reference to Exhibit No. 3.1 to the
           Registration Statement on Form S-1 Commission file No.
           333-48029)..................................................
  4.2      Amended and Restated Bylaws, effective March 18, 1998
           (incorporated by reference to Exhibit No. 3.2 to the
           Registration Statement on Form S-1 Commission file No.
           333-48029)..................................................
  4.3      Form of Senior Indenture....................................
  4.4      Form of Subordinated Indenture..............................
  5.1      Opinion of Shartsis, Friese & Ginsburg LLP..................
 12.1      Statement regarding computation of ratio of earnings to
           fixed charges...............................................
 12.2      Statement of computation of pro forma ratio of earnings to combined fixed charges and preferred stock dividends........
 23.1      Consent of Shartsis, Friese & Ginsburg LLP (included in
           Exhibit 5.1)................................................
 23.2      Consent of Ernst & Young LLP, Independent Auditors..........
 23.3      Consent of Perkins & Company, P.C., Independent Auditors....
 23.4      Consent of Grant Thornton LLP, Independent Certified Public
           Accountants.................................................
 23.5      Consent of Williams, Kastner & Gibbs PLLC...................
 23.6      Consent of PricewaterhouseCoopers LLP, Independent
           Auditors....................................................
 24.1      Power of Attorney (included in Part II of the Registration
           Statement under the caption "Signatures")...................